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                                                               Exhibit 23(p)(16)

                                 CODE OF ETHICS
                      Lincoln Financial Distributors, Inc.
                        as Principal Underwriter for the
                 Lincoln Variable Insurance Products Fund/Trust
                                       And
                         Lincoln Variable Annuity Fund A

CREDO

It is the duty of all Lincoln Financial Distributors, Inc. ("LFD") employees, officers, and directors to conduct themselves with integrity at all times. In the interest of this Credo, all personal transactions will be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility. The fundamental standard of this Code is that personnel should not take any inappropriate advantage of their position.

The purpose of this Code of Ethics ("Code") is to comply with Rule 17j-1 under the Investment Company Act of 1940 (the "Act"), which applies to LFD in its capacity as principal underwriter to the Lincoln Variable Insurance Products Trust (the "Trust") and to the Lincoln Variable Annuity Fund A (the "Fund") (together referred herein collectively as "Fund/Trust"). LFD may from time to time adopt such interpretations of this Code as it deems appropriate. Except as provided under this Code, all reports of securities transactions and any other information filed with the Fund/Trust or LFD pursuant to this Code shall be treated as confidential.

I. Definitions

(A) "Access Person" means any director, officer or general partner of LFD who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund/Trust, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund/Trust regarding the purchase or sale of Covered Securities.

(B) "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(C)"Beneficial Ownership" is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should consider himself the beneficial owner of securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, dependent children, any person who shares his home, or other persons (including funds, trusts, partnerships, corporations and other entities) by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

(D) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act, which defines "control" as the power to exercise a controlling influence over. The issue of influence or control is a question of fact, which must be determined on the basis of all surrounding facts and circumstances.

(E) "Covered Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies (includes variable annuity contracts and variable life insurance policies with underlying separate accounts that invest exclusively in registered open-end investment companies), direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, savings accounts, commercial paper and high quality short-term debt instruments, including repurchase agreements. Covered Security shall include exchange-traded funds.

(F) A "Security Held or to be Acquired" by the Fund/Trust means any Covered Security which, within the most recent 15 days, (i) is or has been held by the Fund/Trust, or (ii) is being or has been considered by the Fund/Trust or the Fund/Trust's Investment Adviser for purchase by the Fund/Trust.

II. Standards of Conduct and Compliance with Laws

No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund/Trust:

     1.   Employ any device, scheme or artifice to defraud the Fund/Trust;

     2. Make any untrue statement of a material fact to the Fund/Trust or omit to state a material fact necessary in order to make the statements made to the Fund/Trust, in light of the circumstances in which they are made, not misleading;

     3. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund/Trust; or

     4.   Engage in any manipulative practice with respect to the Fund/Trust.

III. Prohibited Activities

The following restrictions apply to LFD Access Persons:

          .    Insider Trading

          . Insider trading is a prohibited practice of trading in securities based on material nonpublic information. All LFD Access Persons are prohibited from trading, either personally or on behalf of others (including family), on material nonpublic information or from communicating material nonpublic information to others. These individuals are also prohibited from giving advice based on inside information.

          .    Purchase of Initial Public Offerings

               All LFD Access Persons are prohibited from purchasing Initial Public Offerings.

          .    Engage In Prohibited Sales and Marketing Practices

               Certain sales practices are specifically prohibited by various Federal and State laws, and the NAIC Model Unfair Trade Practices Act, which has been adopted by many states. Among the sale practices that LFD Access Persons should not engage in include:

                    .    Churning

                    .    Twisting

                    .    Switching

                    .    Arranging for credit

                    .    Bashing

                    .    Deceptive Practices

                    .    Fraud

                    .    High Pressure Tactics

                    .    Rebating

                    .    Unfair Trade Practices

          .    Sanctions for Violations of Prohibited Activities

               Engaging in any of the Prohibited Activities may subject an Access Person to sanction including a fine, suspension or termination.

IV. Reporting Obligations

(A) Distribution of Code of Ethics. Each Access Person shall be provided with a copy of the Code within ten days of such person becoming an Access Person, and shall be provided with a copy of a revised Code within ten days of the effective date of any amendments to the Code. Each Access Person shall sign a written acknowledgment within ten days of receiving the Code and any amendments thereto, which shall affirm such person's receipt and understanding of the Code.

(B) Reports Required. Unless excepted by Section IV(C), every Access Person must submit to LFD the following reports:

          (1) Initial Holdings Reports. No later than ten days after the person becomes an Access Person, a report including at least the following information (which information must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person):

               (a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

               (b) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

               (c) The date that the report is submitted by the Access Person.

          (2) Quarterly Transaction Reports. No later than thirty (30) days after the end of a calendar quarter, a report including at least the following information:

               (a) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                    (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                    (ii) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

                    (iii) The price of the Covered Security at which the transaction was effected;

                    (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

                    (v) The date that the report is submitted by the Access Person.

               (b) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                    (i) The name of the broker, dealer or bank with whom the Access Person established the account;

                    (ii) The date the account was established; and

                    (iii) The date the report is submitted by the Access person.

          (3) Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

               (a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

               (b) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

               (c) The date that the report is submitted by the Access Person.

(C) Exceptions from Reporting Requirements.

          (1) A person need not make a report under Section IV(B) with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control (See Section I(D) for the definition of "control").

          (2) An Access Person need not make a Quarterly Transaction Report under Section IV(B)(2) if the report would duplicate information contained in broker trade confirmations or account statements received by LFD with respect to the Access Person in the time period required by Section IV(B)(2), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of LFD. All broker trade confirmations and account statements that are printed on paper shall be organized in a manner that allows easy access to and retrieval of any particular confirmation or statement.

          (3) An Access Person to LFD need not make a report to LFD under
          Section IV(B) of this Code if:

               (a) LFD is not an affiliated person of the Fund/Trust or any investment adviser of the Fund/Trust; and

               (b) LFD has no officer, director or general partner who serves as an officer, director or general partner of the Fund/Trust or of any investment adviser of the Fund/Trust.

          (4) An Access Person need not make a quarterly transaction report under Section IV(B)(2) with respect to transactions effected pursuant to an Automatic Investment Plan.

(D) Annual Report to Board of Fund/Trustees

          (1) No less frequently than annually, LFD will furnish to the Fund/Trust's Board of Fund/Trustees, and the Board of Fund/Trustees will consider, a written report that:

               (a) Describes any issues arising under the Code since the last report to the Board of Fund/Trustees, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

               (b) Certifies that LFD has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

V. Reporting Violations

The supervisory principals and managers shall report to the LFD Chief Compliance Officer (the "CCO") any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The CCO will review the reports made and determine whether or not the Code has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed.

The CCO will advise the Fund/Trust's Board of any issues arising under the Code, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations.

VI. Records

LFD shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

          (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect, shall be preserved in an easily accessible place;

          (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          (3) A copy of each report made by an Access Person as required by
          Section IV(B) of this Code, including any information provided in lieu of the Quarterly Transaction Reports pursuant to Section IV(C)(2), shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

          (4) A list of all persons who are, or within the past five years have been, required to make reports under Section IV(B) of this Code, and also those persons who were responsible for reviewing these reports, shall be maintained in an easily accessible place;

          (5) A copy of each report required by Section IV(D) of this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.